                                                                   EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Heuristic Development Group Inc. (a development stage company) of our report dated February 5, 1999, relating to our audit of the balance sheet of Heuristic Development Group Inc. (a development stage company) as of December 31, 1998, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998 and for the period from July 20, 1994 (inception) through December 31, 1998 included in the annual report on Form 10-KSB for the fiscal year ended December 31, 1998.

Richard A. Eisner & Company, LLP

New York, New York
September 29, 1999